EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-07135, No. 333-89029, No. 333-28991, No. 333-70616 and No. 333-70618) pertaining to the Employee Stock Purchase Plan, the 1996 Stock Option Plan, 401(k) Salary Reduction Plan and Trust and the 2001 Stock Option Plan of Ribozyme Pharmaceuticals, Inc., and in the Registration Statements (Form S-3 No. 333-66092 and No. 333-75976) of Ribozyme Pharmaceuticals, Inc. of our report dated February 22, 2002, except for Note 1 under the caption Restatement of Financial Information and Note 5 under the caption Series A Preferred Stock, as to which the date is February 10, 2003, included in the Annual Report on Form 10-K for the year ended December 31, 2001, with respect to the financial statements, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Denver, Colorado

February 10, 2003